Exhibit 23(a)

Exhibit (23)(a) to Report

On Form 10-K for Fiscal

Year Ended June 30, 2008

By Parker-Hannifin Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-02761, 333-47955, 333-88206, and 333-143226), and Forms S-8 (Nos. 33-53193, 333-95477, 333-34542, 333-103181, 333-103633, 333-107691, 333-117761, 333-126957, and 333-130123) of our reports dated August 27, 2008, relating to the consolidated financial statements and financial statement schedule of Parker Hannifin Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

August 28, 2008